As filed with the Securities and Exchange Commission on June 13, 2001

                                                   Registration No. 333-______

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                             ---------------------
                                   FORM S-8
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                              -------------------

                                WORLDCOM, INC.
            (Exact Name of Registrant as Specified in Its Charter)

            Georgia                                      58-1521612
(State or Other Jurisdiction of                        (IRS Employer
 Incorporation or Organization)                     Identification No.)

                           500 Clinton Center Drive
                          Clinton, Mississippi 39056
         (Address, including Zip Code of Principal Executive Offices)

                  MCI Group 2001 Employee Stock Purchase Plan
                           (Full Title of the Plan)
                           ------------------------
                           P. Bruce Borghardt, Esq.
                                WorldCom, Inc.
                            10777 Sunset Office Dr.
                                   Suite 330
                           St. Louis, Missouri 63127
                                (314) 909-4100
   (Name, address, including zip code, and telephone number, including area code, of Registrant's agent for service)

                        CALCULATION OF REGISTRATION FEE



          Title of Each
            Class of                                                        Proposed            Proposed
           Securities                                Amount                  Maximum             Maximum         Amount of
            to be                                    to be                Offering Price        Aggregate       Registration
          Registered                               Registered              Per Share(1)      Offering Price(1)        Fee
--------------------------------------------- ------------------------- ------------------- ------------------ ----------------

WorldCom, Inc. - MCI group                      10,000,000 shares(3)          $18.28          $182,800,000         $45,700
Common Stock, $0.01 par value, and
associated preferred stock purchase
rights(2)

(1) Computed pursuant to Rule 457(c) and Rule 457(h) solely for the purpose of determining the registration fee. Proposed maximum offering price represents the average of the high and low prices for the Registrant's MCI group Common Stock reported on the Nasdaq National Market on June 8, 2001.

(2) Each share of MCI group Common Stock also represents one preferred stock purchase right. Preferred stock purchase rights cannot trade separately from the underlying common stock and, therefore, do not carry a separate price or necessitate an additional filing fee.

(3) This Registration Statement also covers such additional shares of MCI group Common Stock as may be issuable pursuant to antidilution provisions.

                                    PART II
                          INFORMATION REQUIRED IN THE
                            REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

         The following documents filed with the Securities and Exchange Commission by WorldCom, Inc. pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are incorporated herein by reference and shall be deemed to be a part hereof.

          1. Our Annual Report on Form 10-K for the fiscal year ended December 31, 2000, as amended;

          2. Our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2001;

          3. Our Current Reports on Form 8-K, dated April 26, 2001 (filed April 26, 2001); dated May 1, 2001 (filed May 1, 2001); dated May 16, 2001 (filed May 16, 2001); dated June 7, 2001 (filed June 7, 2001) and dated June 12, 2001 (filed June 12, 2001); and

          4. The description of our WorldCom, Inc. - MCI group common stock set forth in our Registration Statement on Form 8-A, filed with the Securities and Exchange Commission on April 25, 2001, under Item 1- "Description of Registrant's Securities to be Registered."

           All documents filed by us with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, as amended, subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document incorporated or deemed to be incorporated by reference, which statement is also incorporated herein by reference, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

           Not applicable.

Item 5.  Interests of Named Experts and Counsel.

           Not applicable.

Item 6.  Indemnification of Directors and Officers.

           Section 14-2-202(b)(4) of the Georgia Business Corporation Code (the "Georgia Code") provides that a corporation's articles of incorporation may include a provision that eliminates or limits the personal liability of directors for monetary damages to the corporation or its shareholders for any action taken, or any failure to take any action, as a director, provided, however, that the Section does not permit a corporation to eliminate or limit the liability of a director for appropriating, in violation of his or her duties, any business opportunity of the corporation, for acts or omissions including intentional misconduct or a knowing violation of law, receiving from any transaction an improper personal benefit, or voting for or assenting to an unlawful distribution (whether as a dividend, stock repurchase or redemption, or otherwise) as provided in Section 14-2-832 of the Georgia Code. Section 14-2-202(b)(4) also does not eliminate or limit the rights of us or any shareholder to seek an injunction or other nonmonetary relief in the event of a breach of a director's duty to the corporation and its shareholders. Additionally, Section 14-2-202(b)(4) applies only to claims against a director arising out of his or her role as a director, and does not relieve a director from liability arising from his or her role as an officer or in any other capacity.

           The provisions of Article Ten of our Second Amended and Restated Articles of Incorporation, as amended, are similar in all substantive respects to those contained in Section 14-2-202(b)(4) of the Georgia Code as outlined above. Article

Ten further provides that the liability of our directors shall be limited to the fullest extent permitted by amendments to Georgia law.

           Sections 14-2-850 to 14-2-859, inclusive, of the Georgia Code govern the indemnification of directors, officers, employees, and agents.
Section 14-2-851 of the Georgia Code permits indemnification of an individual for liability incurred by him or her in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal (including, subject to certain limitations, civil actions brought as derivative actions by or in our right) in which he or she is made a party by reason of being our director and a director who, at our request, act as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The Section permits indemnification if the director acted in good faith and reasonably believed (1) in the case of conduct in his or her official capacity, that such conduct was in the best interests of the corporation, (2) in all other cases other than a criminal proceeding that such conduct was at least not opposed to the best interests of the corporation, and
(3) in the case of a criminal proceeding, that he or she had no reasonable cause to believe his or her conduct was unlawful. If the required standard of conduct is met, indemnification may include judgments, settlements, penalties, fines or reasonable expenses (including attorneys' fees) incurred with respect to a proceeding.

           A Georgia corporation may not indemnify a director under Section 14-2-851: (1) in connection with a proceeding by or in the right of the corporation, except for reasonable expenses incurred by such director in connection with the proceeding provided it is determined that such director met the relevant standard of conduct set forth above, or (2) in connection with any proceeding with respect to conduct for which such director was adjudged liable on the basis that he or she received an improper personal benefit.

           Prior to indemnifying a director under Section 14-2-851 of the Georgia Code, a determination must be made that the director has met the relevant standard of conduct. Such determination must be made by: (1) a majority vote of a quorum consisting of disinterested directors; (2) a duly designated committee of disinterested directors; (3) duly selected special legal counsel; or (4) a vote of the shareholders, excluding shares owned by or voted under the control of directors who do not qualify as disinterested directors.

           Section 14-2-856 of the Georgia Code provides that a Georgia corporation may, before final disposition of a proceeding, advance funds to pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding because he or she is a director, provided that such director delivers to the corporation a written affirmation of his or her good faith belief that he or she met the relevant standard of conduct described in
Section 14-2-851 of the Georgia Code, and a written undertaking by the director to repay any funds advanced if it is ultimately determined that such director was not entitled to such indemnification. Section 14-2-852 of the Georgia Code provides that directors who are successful with respect to any claim brought against them, which claim is brought because they are or were our directors, are entitled to mandatory indemnification against reasonable expenses incurred in connection therewith.

           The Georgia Code also allows a Georgia corporation to indemnify directors made a party to a proceeding without regard to the above-referenced limitations, if authorized by the articles of incorporation or a bylaw, contract, or resolution duly adopted by a vote of the shareholders of the corporation by a majority of votes entitled to be cast, excluding shares owned or voted under the control of the director or directors who are not disinterested, and to advance funds to pay for or reimburse reasonable expenses incurred in the defense thereof, subject to restrictions similar to the restrictions described in the preceding paragraph; provided, however, that the corporation may not indemnify a director adjudged liable (1) for any appropriation, in violation of his or her duties, of any business opportunity of WorldCom, (2) for acts or omissions which involve intentional misconduct or a knowing violation of law, (3) for unlawful distributions under Section 14-2-832 of the Georgia Code, or (4) for any transaction in which the director obtained an improper personal benefit.

           Section 14-2-857 of the Georgia Code provides that an officer of WorldCom (but not an employee or agent generally) who is not a director has the mandatory right of indemnification granted to directors under Section 14-2-852, subject to the same limitations as described above. In addition, we may, as provided by either (1) our Second Amended and Restated Articles of Incorporation, as amended, (2) our Restated Bylaws, (3) general or specific actions by our board of directors, or (4) contract, indemnify and advance expenses to an officer, employee or agent who is not a director to the extent that such indemnification is consistent with public policy.

           The indemnification provisions of Article X of our Restated Bylaws and Article Twelve of our Second Amended and Restated Articles of Incorporation, as amended, are consistent with the foregoing provisions of the Georgia Code. However, our Second Amended and Restated Articles of Incorporation, as amended, prohibit indemnification of a director who did not believe in good faith that his or her actions were in, or not opposed to, our best interests, or to have improperly received a personal benefit, or in the case of a criminal proceeding, if such director had reasonable cause to believe his or her conduct was unlawful, or in the case of a proceeding by or in the right of us, in which such director was adjudged liable to us, unless a court shall determine that the director is fairly and reasonably entitled to indemnification in view of all the circumstances. Our Restated Bylaws extend the indemnification available to officers under the Georgia Code to employees and agents.

Item 7.  Exemption From Registration Claimed.

           Not applicable.

Item 8.  Exhibits.

           See Exhibit Index below.

Item 9.  Undertakings.

           (a)  The undersigned registrant hereby undertakes:

              (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
         Statement:

                   (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Act");

                  (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

                  (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

         provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

              (2) That, for the purposes of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

              (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

           Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Clinton, State of Mississippi on June 13, 2001.

                            WORLDCOM, INC.

                            By:  /s/ Scott D. Sullivan
                                 ------------------------------
                                 Scott D. Sullivan
                                 Chief Financial Officer


                               POWER OF ATTORNEY

           Each person whose signature appears below hereby constitutes and appoints Bernard J. Ebbers, Scott D. Sullivan and P. Bruce Borghardt, and each of them (with full power to each of them to act alone), his true and lawful attorneys in fact and agents for him and on his behalf and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with exhibits and any and all other documents filed with respect thereto, with the Securities and Exchange Commission (or any other governmental or regulatory authority), granting unto said attorneys, and each of them, full power and authority to do and to perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as he, himself, might or could do if personally present, hereby ratifying and confirming all that said attorneys in fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

           Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


                        Name                                      Title                           Date
                        ----                                      -----                           ----

                                                           Director
----------------------------------------------------------
         Clifford L. Alexander, Jr.

                                                           Director
----------------------------------------------------------
         James C. Allen

/s/      Judith Areen                                      Director                            June 13, 2001
----------------------------------------------------------
         Judith Areen

/s/      Carl J. Aycock                                    Director                            June 13, 2001
----------------------------------------------------------
         Carl J. Aycock

/s/      Max E. Bobbitt                                    Director                            June 13, 2001
----------------------------------------------------------
         Max E. Bobbitt

                                                           Director, President and Chief       June 13, 2001
                                                           Executive Officer (Principal
/s/      Bernard J. Ebbers                                 Executive Officer)
----------------------------------------------------------
         Bernard J. Ebbers

/s/      Francesco Galesi                                  Director                            June 13, 2001
---------------------------------------------------------
         Francesco Galesi

/s/      Stiles A. Kellett, Jr.                            Director                            June 13, 2001
----------------------------------------------------------
         Stiles A. Kellett, Jr.

/s/      Gordon S. Macklin                                 Director                            June 13, 2001
----------------------------------------------------------
         Gordon S. Macklin



                                      6

/s/      Bert C. Roberts, Jr.                              Director                            June 13, 2001
----------------------------------------------------------
         Bert C. Roberts, Jr.

                                                           Director
----------------------------------------------------------
         John W. Sidgmore

                                                           Director and Chief Financial        June 13, 2001
                                                           Officer (Principal Financial
                                                           Officer and Principal
/s/      Scott D. Sullivan                                 Accounting Officer)
----------------------------------------------------------
         Scott D. Sullivan

                                 EXHIBIT INDEX


 Exhibit Number            Description

   4.1 Articles of Amendment to the Second Amended and Restated Articles of Incorporation of WorldCom (incorporated herein by reference to Exhibit 4.1 and Exhibit 4.2 of WorldCom's
              Current Report on Form 8-K dated June 7, 2001
              (filed June 7, 2001) (File No. 0-11258)).

   4.2        Second Amended and Restated Articles of
              Incorporation of WorldCom (including preferred stock designations), as amended as of May 1, 2000 (incorporated herein by reference to Exhibit 4.3 of WorldCom's Current Report on Form 8-K dated June 7, 2001 (filed June 7, 2001) (File No. 0-11258)).

   4.3        Restated Bylaws of WorldCom (incorporated by reference to Exhibit
              3.1 to WorldCom's Current Report on Form 8-K dated June 7, 2001 (filed June 7, 2001) (File No. 0-11258)).

   4.4 Restated Rights Agreement (incorporated herein by reference to Exhibit 4.4 of WorldCom's Current Report on Form 8-K dated June 7, 2001 (filed June 7, 2001) (File No. 0-11258)).

   5.1 Opinion of Counsel as to the legality of the securities to be issued

  23.1        Consent of Arthur Andersen LLP

  23.2        Consent of Counsel (included in Exhibit 5.1)

  24.1        Power of Attorney (included in Signature Pages)

                                                            Exhibit 5.1
June 13, 2001


Board of Directors of
WorldCom, Inc.
500 Clinton Center Drive
Clinton, Mississippi  39056

Ladies and Gentlemen:

         I am General Counsel-Corporate Development of WorldCom, Inc., a Georgia corporation (the "Company"), and am familiar with the Registration Statement on Form S-8 (the "Registration Statement") to be filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), with respect to 10,000,000 shares (the "Shares") of WorldCom, Inc. - MCI Group Common Stock, par value $.01, of the Company which are to be issued under the MCI Group 2001 Employee Stock Purchase Plan (the "Plan").

         In connection herewith, I have examined and relied without investigation as to matters of fact upon the Registration Statement, the Second Amended and Restated Articles of Incorporation, as amended, and the Restated Bylaws of the Company, certificates, statements and results of inquiries of public officials and other officers and representatives of the Company, and such other documents, corporate records, certificates, opinions and instruments as I have deemed necessary or appropriate to enable me to render the opinions expressed herein. I have assumed the genuineness of all signatures on all documents examined by me, the legal competence and capacity of each person that executed documents, the authenticity of all documents submitted to me as originals, and the conformity to authentic originals of all documents submitted to me as certified or photostatic copies. I have also assumed the due authorization, execution and delivery of all documents.

         Based upon the foregoing, and in reliance thereon and subject to the qualifications, exceptions and limitations stated herein, I am of the opinion that when the Registration Statement, including any amendments thereto, shall have become effective under the Act, and the Shares have been issued in accordance with the terms of the Plan, then the Shares will be validly issued, fully paid and nonassessable.

         This opinion is not rendered with respect to any laws other than the latest codification of the Georgia Business Corporation Code available to me. This opinion has not been prepared by an attorney admitted to practice in Georgia.

         I hereby consent to the filing of this opinion as Exhibit 5.1 to the aforesaid Registration Statement on Form S-8. I also consent to your filing copies of this opinion as an exhibit to the Registration Statement with agencies of such states as you deem necessary in the course of complying with the laws of such states regarding the offering and sale of the Shares. In giving this consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

                            Very truly yours,

                            /s/ P. Bruce Borghardt

                            P. Bruce Borghardt
                            General Counsel - Corporate Development
                            WorldCom, Inc.

                                                             Exhibit 23.1


                   Consent of Independent Public Accountants


As independent public accountants, we hereby consent to the incorporation by reference in this registration statement on Form S-8, to be filed on or around June 13, 2001, of our report dated March 30, 2001, on the consolidated financial statements of WorldCom, Inc. included in WorldCom, Inc.'s Form 10-K/A for the fiscal year ended December 31, 2000 and to all references to our Firm in this registration statement.



                            /s/ ARTHUR ANDERSEN LLP


Jackson, Mississippi
June 13, 2001.